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                                                                    EXHIBIT 99.1


CARROLLTON, Ga. (BUSINESS WIRE) April 8, 2003 - WGNB Corp. (NASDAQ SM CAP: WGNB) the holding company for West Georgia National Bank announced today its first quarter operating results. Net income for the quarter ended March 31 2003 is $1,355,000 or $.40 per diluted share - up 11.1% compared to $1,220,000 or $.38 per diluted share for the first quarter ended March 31, 2002.

CEO L. Leighton Alston commented, "We've had a good first quarter. As always, in good times and bad, we concentrate on serving our customers. We are constantly looking for profitable business and ways to reward our shareholders. Also, we are increasing earnings despite all of the geopolitical distractions which affect the national and local economy. That's why this quarter was no accident."

WGNB Corp. is a bank holding company whose wholly owned subsidiary is West Georgia National Bank. West Georgia National Bank was founded in 1946 and has seven branches, six of which are full service. The branches are conveniently located in Carroll and Douglas counties and serve the west Georgia, east Alabama areas.

Except for historical information contained in this press release, the matters discussed consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties which could cause actual results to differ materially from forward-looking information. These risks and uncertainties include, but are not limited to, general economic conditions, competition and other factors included in filings with the Securities and Exchange Commission.

When used in this release, the words "believes," "estimates," "plans," "expects," "should," "will," "may," "might," "outlook," and "anticipates" are similar expressions as they relate to WGNB Corp. (including its subsidiaries), or its management are intended to identify forward-looking statements.

The Company, from time to time, becomes aware of rumors concerning the Company or its business. As matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and other unsubstantiated information regarding the Company. The Company complies with Federal and State laws applicable to the disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.


CONTACT: WGNB Corp., Carrollton
Investor Relations,
Steven J. Haack, CPA
Chief Financial Officer
770/832-3557

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